EXHIBIT 2.4(f)

                                     AMENDMENT NO. 3
                                          TO
                               SHARE PURCHASE AGREEMENT

          AMENDMENT No. 3 (the "Amendment") dated April 4, 1997 among SITEL Corporation, a Minnesota corporation (the "Buyer") and the former shareholders of Mitre plc, an English public limited company (the "Company") listed on the signature pages hereto (the "Sellers").

          WHEREAS, the parties hereto have previously entered into a Share Purchase Agreement dated June 6, 1996, as previously amended by Amendment No. 1 to Share Purchase Agreement dated July 26, 1996 and Amendment No. 2 to Share Purchase Agreement dated September 3, 1996 (as so amended, the "Share Purchase Agreement"); and

          WHEREAS, the parties hereto desire to supplement and amend the provisions of the Share Purchase Agreement in the manner set forth in this Amendment.

          NOW THEREFORE, in consideration of the mutual agreements contained herein, the payment by the Buyer to the Sellers of the aggregate sum of 1 pound), and the payment by the Sellers to the Buyer of the aggregate sum of 1 (pound), the receipt and adequacy of which is hereby acknowledged by the Buyer and the Sellers, the parties hereto agree as follows:

                                     ARTICLE IV.
                                     DEFINITIONS

     1.1.  Definitions
           ___________

     Terms used herein and not otherwise defined herein shall have the meanings set forth in the Share Purchase Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Share Purchase Agreement shall from and after the effective date hereof refer to the Share Purchase Agreement as amended and supplemented hereby.
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                                       ARTICLE V.
                                       AMENDMENT

     2.1.  Section 10.1(c)
           _______________

     Section 10.1(c) of the Share Purchase Agreement is hereby amended in its entirety to read as follows:

               (c) Time Limits. (i) The rights of the Buyer in respect of any breach or non-fulfillment of any of the Warranties shall only be enforceable until the earlier of (i) the first anniversary of the Completion Date, and (ii) completion of the first combined audit of the Buyer and the Company.

               (ii) The rights of the Buyer in respect of any breach or non fulfillment of any of the terms of the Tax Covenant shall only be enforceable until the earlier of (i) the first anniversary of the Completion Date, and (ii) completion of the first combined audit of the Buyer and the Company.

     2.3.  Section 10.1(e)
           _______________

     Section 10.1(e) of the Share Purchase Agreement is hereby amended in its entirety to read as follows:

               (e) Maximum Claims. The Buyer shall not be entitled to recover under the Warranties and the Tax Covenant any sum in excess of $25 million in the aggregate. Any payment made in respect of a claim under the Warranties shall be made in Buyer Stock or, to the extent that the Buyer Stock held by the Sellers (including, without limitation, Buyer Stock held in escrow pursuant to the Escrow Agreement) is insufficient to satisfy such claim, in cash. If such payment is made in Buyer Stock, the value of the Buyer Stock shall be the closing price of the Buyer Stock on the NASDAQ on the Completion Date. Each Seller shall only be liable for his Appropriate Proportion of any claim made by the Buyer in respect of any breach of the Warranties or under the Tax Covenant and, in this Article, the expression "Appropriate Proportion" means the proportion which the Shares to be sold by the Seller hereunder bear to the total Shares to be sold under this Agreement.

     2.4.  Section 10.1(h)
           _______________

     Section 10.1(h) of the Share Purchase Agreement is hereby amended in its entirety to read as follows:

               (h) Contingent Liabilities. The Sellers shall not be liable for breach of any Warranty or under the Tax Covenant in respect of any claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable before the expiry of the periods specified in subclause 10.1(c).

                                     ARTICLE VI.
                                    MISCELLANEOUS

          3.1. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of England and Wales and each of the parties hereto submits to the exclusive jurisdiction of the English Courts.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date and year first above written.
                         SITEL CORPORATION

                         By: /s/ Barry S. Major
                             Name: Barry S. Major
                             Title: Chief Financial Officer

                         BURMEL HOLDINGS NV

                          By: /s/ Henk P. Kruithof
                              Name: Henk P. Kruithof
                              Title: Attorney

                              /s/ Ray F. Pipe
                              Ray F. Pipe

                              /s/ Peter L.R. Godfrey
                              Peter L.R. Godfrey

                              /s/ Andrew J. Tillard
                              Andrew J. Tillard

                              /s/ Martin J. Shields
                              Martin J. Shields

                              /s/ M.E.O. Bilton
                              M.E.O. Bilton

                              /s/ K.M. Mather
                              K.M. Mather

                              /s/ J.C. White
                              J.C. White

                             /s/ G. Hurley
                              G. Hurley

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                            /s/ Thomas A. Fitzherbert
                            The Hon. T.A. Fitzherbert

                            MERIT GROUP NV (in liquidation), by its
                            former shareholders:

                            /s/ Henk P. Kruithof
                            Henk P. Kruithof

                            /s/ M. Vanbaelen
                            M. Vanbaelen

                            /s/ J. Braem
                            J. Braem

                           /s/ T. Vanparys
                           T. Vanparys

                           /s/ L. Bollaerts
                           L. Bollaerts

                           /s/ E. Van De Poel
                           E. Van De Poel

                           /s/ Dirk Frans
                           D. Frans